EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 6%
INCREASE IN SECOND QUARTER EARNINGS
DURANGO, Colorado (October 6, 2009) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the second quarter and first half of FY2010.
For the three months ended August 31, 2009, total revenues decreased 3.2 percent to approximately $6.1 million, compared with revenues of approximately $6.3 million in the second quarter of the previous fiscal year. While same-store sales at franchised retail outlets decreased 4.8 percent, when compared with the prior-year quarter, the decrease was smaller than the 6.7 percent decline recorded in the first quarter of FY2010. Management believes the decrease in same-store sales in both quarters was primarily due to the economic recession and its impact upon retailing, in general, and regional shopping mall customer traffic, in particular.
Retail sales increased 43.9 percent from last year’s second quarter, to $670,900 (vs. $466,200), reflecting an increase in the average number of Company-owned stores in operation from 4 in the second quarter of FY2009 to 7 in the second quarter of FY2010. Same-store retail sales increased 2.6 percent in the most recent quarter, when compared with prior-year levels.
Total factory product sales declined 6.7 percent from last year’s second quarter, primarily due to a 9.0 percent decrease in same-store pounds of product purchased by franchisees, a 1.5 percent decrease in the average number of franchised stores in operation, and a 40.1 percent reduction in product shipments to customers outside the Company’s system of franchised retail stores.
Net income for the three months ended August 31, 2009 increased 5.9 percent to $882,000, versus $833,000 in the three months ended August 31, 2008. Basic earnings per share improved 7.1 percent to $0.15 in the second quarter of FY2010, compared with $0.14 a year earlier. Diluted earnings per share totaled $0.14 in the most recent quarter, which was unchanged from the corresponding quarter in the previous fiscal year.
“We are pleased to report a modest increase in our second quarter earnings, which was a result of lower general and administrative costs, primarily due to decreased professional fees, when compared with the year-earlier quarter,” noted Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory. “As a percentage of total revenues, general and administrative expenses decreased to 8.8 percent in the most recent quarter, versus 9.5 percent in last year’s second quarter.”
“While our franchisees continue to wrestle with a weak economy and lower customer traffic in most of our retail venues, the 4.8 percent decline in second quarter same-store sales at our franchised locations was not as great as in either of the previous two quarters,” added Merryman. “This supports our cautious optimism that the U.S. retailing environment may have ‘bottomed out’, but our franchisees are still faced with a very difficult credit market that has curtailed their access to financing for new store openings. Our focus remains upon helping our franchisees manage their businesses as efficiently as possible during this difficult economic period, and we realize that new store openings must take a back seat in terms of our priorities until consumer confidence and small business credit conditions improve.”
For the six months ended August 31, 2009, total revenues decreased 4.4 percent to approximately $12.8 million, compared with revenues of approximately $13.4 million in the first half of FY2009. Same-store sales at franchised retail outlets decreased 5.5 percent, when compared with the six months ended August 31, 2008. Management believes the decrease in same-store sales was primarily due to the economic recession and its impact upon retailing, in general, and regional shopping mall customer traffic, in particular.
Retail sales increased 39.2 percent to $1,176,500 in the first half of FY2010, compared to $844,900 in the first half of FY2009, reflecting an increase in the average number of Company-owned stores in operation. Same-store retail sales increased 0.6 percent in the first half of FY2010, when compared with prior-year levels.
Total factory product sales declined 5.1 percent, primarily due to a 7.2 percent decrease in same-store pounds purchased by franchisees and a 1.2 percent decrease in the average number of franchised stores in operation, partially offset by a 9.5 percent increase in product shipments to customers outside the Company’s system of franchised retail stores.
Net income for the six months ended August 31, 2009 decreased 11.3 percent to $1,630,000, versus $1,837,000 in the six months ended August 31, 2008. Basic earnings per share declined 12.9 percent to $0.27 in the first half of FY2010, compared with $0.31 a year earlier. Diluted earnings per share of $0.26 in the six months ended August 31, 2009, were 13.3 percent lower than the $0.30 per share reported in the corresponding period of the previous fiscal year.
“A particularly bright spot in our near-to-intermediate-term outlook involves our co-branding relationship with Cold Stone Creamery,” continued Merryman. “To date, 9 co-branded test stores have either opened or been converted to offer both Cold Stone Creamery desserts and Rocky Mountain Chocolate Factory confections, and we continue to be pleased with the sales performance of these locations. Stores that have been converted to the co-branding format have recorded double-digit percentage increases in weekly sales following their conversion, relative to their sales levels prior to conversion. In August, we entered into a Master License Agreement with Kahala Franchise Corp., the parent of Cold Stone Creamery, that anticipates an acceleration in the pace of store conversions and the co-branding of several hundred stores throughout the U.S. in the next several years.”
“Our financial condition has remained very strong during the past year, despite the stress that has characterized the global economy. Cash and cash equivalents stood at $2.1 million as of August 31, 2009, our current ratio was a healthy 4.1-to-1.0, we had no debt outstanding, and stockholders’ equity approximated $13.8 million.”
Franchisees and licensees opened 10 new stores, including 4 Cold Stone Co-branded stores, during the second quarter and 13 new stores including 5 Cold Stone Co-branded stores during the first half of Fiscal 2010. Based upon information currently available to the Company, we anticipate that the number of new store openings for the full year will approximate 30 to 40 units, including 10 to 20 Cold Stone Creamery co-branded locations.
During the second quarter of Fiscal 2010, franchisees and licensees opened new stores, including Cold Stone co-branded conversions, in Aberdeen, North Carolina; Arlington, Texas; Asheville, North Carolina; Coconut Creek, Florida; Mammoth, California; Peoria, Arizona; Rocky View, Alberta; Santa Rosa, California; Silverthorne, Colorado and Thornhill, Ontario.
On September 18, 2009, the Company paid its 25th consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record as of September 8, 2009.
The Company will host its second quarter conference call today, October 6, 2009 at 4:15 p.m. EDT. To access the conference call, please dial 800-860-2442 (international/local participants dial 412-858-

4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until October 13, 2009 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the replay access code #434152.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 6, 2009, the Company and its franchisees operate 328 stores in 35 states, Canada and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s agreement with Cold Stone Creamery Brands to open co-branded stores, including but not limited to new store openings and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554
(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during the
	six months ended	Stores open as of
	August 31, 2009	August 31, 2009

United States:
Franchised Stores	5	256
Company-owned Stores		7
International Licensed Stores	3	48
Cold Stone Co-branded	5	9

Total	13	329

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2009	2008	2009	2008
Revenues
Factory sales	$3,927	$4,207	64.5%	66.9%
Royalty and marketing fees	1,446	1,510	23.8%	24.0%
Franchise fees	44	106	0.7%	1.7%
Retail sales	670	466	11.0%	7.4%
Total revenues	6,087	6,289	100.0%	100.0%

Costs and Expenses
Cost of sales	2,858	3,101	47.0%	49.3%
Franchise costs	402	499	6.6%	7.9%
Sales and marketing	339	315	5.5%	5.0%
General and administrative	536	600	8.8%	9.6%
Retail operating	384	235	6.3%	3.7%
Depreciation and amortization	176	194	2.9%	3.1%

Total costs and expenses	4,695	4,944	77.1%	78.6%

Income from Operations	1,392	1,345	22.9%	21.4%

Other Income (Expense)
Interest expense	—	(4)	—	(0.1%)
Interest income	7	5	0.1%	0.1%
Other, net	7	1	0.1%	0.0%

Income Before Income Taxes	1,399	1,346	23.0%	21.4%

Provision for Income Taxes	517	513	8.5%	8.2%

Net Income	$882	$833	14.5%	13.2%

Basic Earnings per Common Share	$0.15	$0.14
Diluted Earnings per Common Share	$0.14	$0.14

Weighted Average Common Shares Outstanding	6,005,891	5,984,919
Dilutive Effect of Stock Options	204,839	156,286
Weighted Average Common Shares Outstanding, Assuming Dilution	6,210,730	6,141,205

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2009	2008	2009	2008
Revenues
Factory sales	$8,808	$9,279	69.1%	69.5%
Royalty and marketing fees	2,718	2,952	21.3%	22.1%
Franchise fees	54	274	0.4%	2.1%
Retail sales	1,176	845	9.2%	6.3%
Total revenues	12,756	13,350	100.0%	100.0%

Costs and Expenses
Cost of sales	6,466	6,799	50.7%	50.9%
Franchise costs	772	818	6.0%	6.1%
Sales and marketing	677	706	5.3%	5.3%
General and administrative	1,203	1,225	9.4%	9.2%
Retail operating	708	447	5.6%	3.4%
Depreciation and amortization	355	392	2.8%	2.9%

Total costs and expenses	10,181	10,387	79.8%	77.8%

Income from Operations	2,575	2,963	20.2%	22.2%

Other Income (Expense)
Interest expense	—	(8)	0.0%	(0.1%)
Interest income	12	13	0.1%	0.1%
Other, net	12	5	0.1%	0.0%

Income Before Income Taxes	2,587	2,968	20.3%	22.2%

Provision for Income Taxes	957	1,131	7.5%	8.5%

Net Income	$1,630	$1,837	12.8%	13.7%

Basic Earnings per Common Share	$0.27	$0.31
Diluted Earnings per Common Share	$0.26	$0.30

Weighted Average Common Shares Outstanding	5,999,277	5,983,180
Dilutive Effect of Stock Options	201,182	141,782
Weighted Average Common Shares Outstanding, Assuming Dilution	6,200,459	6,124,962
SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2009	February 28, 2009
		(audited)
Current Assets	$10,496	$10,142
Total assets	$17,250	$16,841
Current Liabilities	$2,580	$2,771
Stockholders’ Equity	$13,833	$13,242